EXHIBIT 99.1

 Acadia Realty Trust Announces Formation of Second Acquisition Fund;
           $300 Million of Discretionary Equity Commitments

    NEW YORK--(BUSINESS WIRE)--July 21, 2004--Acadia Realty Trust
(NYSE:AKR) today announced the formation of its second discretionary acquisition fund, Acadia Strategic Opportunity Fund II, LLC ("Fund II"), which includes all of the investors from its existing acquisition fund as well as two new institutional investors.

    Fund II - Continuing Pipeline for External Growth

    With $300 million of committed discretionary capital, Fund II will be able to acquire up to $900 million of real estate assets on a leveraged basis. All of the current investors in Acadia's existing acquisition fund ("Fund I") along with two additional institutional investors will invest a total of $240 million of equity in Fund II and Acadia will invest $60 million. The terms and structure of Fund II are substantially the same as Fund I. Acadia will earn a pro rata return on its invested equity in Fund II as well as fees for asset management, property management, leasing and construction services. Acadia also has the opportunity to earn additional amounts based on certain investment return thresholds. Fund II's offering closed with $275 million of committed capital with the remaining $25 million of committed capital expected to close during this quarter.

    Fund II Follows Solid Performance of Fund I

    To date, approximately $70 million of the $90 million of the equity committed to Fund I has now been invested or committed to redevelopment of currently owned assets. The remaining $20 million has been allocated for investment in the Retailer Controlled Property Venture ("RCP Venture") formed earlier this year. Additionally, up to $40 million of the Fund II equity has been allocated for investment in the RCP Venture.
    Kenneth F. Bernstein, Acadia's President and CEO, stated, "We are excited by the opportunity to continue our successful external growth platform with sufficient discretionary capital to fund significant multi-year growth for Acadia. We are gratified by the continued support and confidence shown us by our existing investors as well as the recognition from our new investors, all of which are preeminent institutions within the investment community. Fund II is of a size and structure that enables us to continue to invest opportunistically while still maintaining our investment discipline. Most importantly, with non-dilutive discretionary equity commitments, Fund II allows us to accretively fuel our future growth independently of the increasingly volatile public markets."
    Acadia Realty Trust, headquartered in White Plains, NY, is a fully integrated and self-managed real estate investment trust which specializes in the acquisition, redevelopment and operation of shopping centers which are anchored by grocery and value-oriented retail. Acadia currently owns, or has interests in, and operates 67 properties totaling approximately nine million square feet, located primarily in the Northeast, Mid-Atlantic and Midwest United States.
    Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this document. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based. The Company also refers you to the documents filed by the Company, from time to time, with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.
    For more information on Acadia, visit our Web site at www.acadiarealty.com

    CONTACT: Investor Relations
             Acadia Realty Trust
             Jon Grisham, VP, 914-288-8142